Exhibit 10.17

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into this 27th day of November, 2014 (the “Effective Date”) by and between

Reliance Life Sciences Private Limited, a company incorporated under the laws of India, having its registered office at Dhirubhai Ambani Life Sciences Center, Thane - Belapur Road, Rabale, Navi Mumbai - 400 701, India, and its Affiliates (“RLS”)

AND

Anew Oncology, Inc., a company organized and existing under the laws of the State of Delaware, with headquarters at 11052 E Feathersong Lane, Scottsdale, AZ 85255, USA, and its Affiliates (“ANEW”), (collectively, the “Parties”).

RECITALS

WHEREAS, ANEW is in the business of developing oncology and oncology supportive care products for the North American and European markets; and

WHEREAS, RLS is developing and manufacturing recombinant proteins and biosimilars, including recombinant monoclonal antibodies (“MAb”) for global markets,

WHEREAS, RLS desires to license to ANEW the exclusive right to develop and commercialize MAb products and/or reformulated MAb-containing products for regulatory approvals and marketing authorizations in the Territory and ANEW desires such a license to commercially exploit the Product in the Territory.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreement set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Definitions

The following terms shall have the following meanings as used in this Agreement:

1.1	“Acquisition Price” means the price in U.S. dollars that ANEW pays RLS for Supply of API, as further defined below and in the Supply Agreement.

1.2	“Agent” means ANEW’s agents, distributors and wholesalers in the Territory.

1.3	“Affiliate” means, with respect to a party, any person, corporation, firm, joint venture or other entity which, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with such party. As used in this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership at least 50% of the outstanding voting securities or by contract or otherwise. A subsidiary of a party is such party’s Affiliate.

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1.4	“API” means active pharmaceutical ingredient or the active drug component that . is formulated in a Finished Final Product.

1.5	“BLA” means biologic license application, which is a full new drug application to FDA that can be in the form of a CTD or a 351(a) full biologics application.

1.6	“Biosimilar Product” means a recombinant protein product that is highly similar to an innovator’s recombinant protein product, with the degree of “biosimilarity” judged by regulatory authorities based on guidelines and regulations in each market or Territory. “Biosimilarity” shall have the correlative meaning.

1.7	“Commercialization” means activities directed to marketing, promoting, distributing or selling Product, including all activities directed to obtaining Marketing Authorizations, in the Territory, and excluding Development and Manufacture of Product. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.8	“CTD” means common technical document or a new drug submission format for market authorization submitted to regulatory authorities (i.e., FDA, EMA and counterparts in other jurisdictions). Also see Stand-Alone and BLA.

1.9	“Confidential Information” means any confidential or proprietary information of either party relating to the Products, the party’s business or this Agreement, including but not limited to information related to any research project, work in process, future development, marketing, business plan, financial, legal or personnel matter, whether in oral, written, graphic or electronic form.

1.10	“CMO” means a contract manufacturing organization or company that is engaged and contracted to Manufacture API and/or perform formulation/fill-finish manufacturing and quality control testing of Product for Development and Commercialization in the Territory.

1.11	“Development” means any and all processes and activities conducted to obtain and maintain registrations, authorizations and approvals of applicable Governmental or Regulatory Authorities for a Product, including pre- and post-marketing approval, clinical studies, and other activities relating to development or preparation of the Product for Commercialization. “Develop” and “Developing” shall have their correlative meanings.

1.12	“Dossier” means the Product data and registration dossier developed or owned by RLS assembled and prepared in a CTD, electronic CTD format, or other regulatory submission formats, and which contains all information, processes, techniques, and data relating to the Product as far as is necessary in order to obtain Marketing Authorization in India .

1.13	“EU” means the European Union member states as of the Effective Date of this Agreement.

1.14	“Finished Product” means a MAb product containing API in final dosage form and delivery device for non-clinical studies, clinical trials and Commercialization wherein the MAb product is equivalent or similar to Roche’s rituximab (MabThera®/Rituxan®), trastuzumab (Herceptin®), and bevacizumab (Avastin®) that is produced in an accredited and well characterized cell bank of producer cells with a highly similar MAb structure and composition, and is either formulated in a delivery system identical to or different than that of rituximab, trastuzumab, and bevacizumab and/or formulated in a novel formulation.

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1.15	“Field of Use” means the treatment of cancer, autoimmune diseases, neovascularization diseases, and other diseases or conditions that may be treated by the Products or derivatives (e.g. antibody-drug conjugates) of the Products.

1.16	“Force Majeure” means any unforeseen event beyond the control of the party affected, preventing or delaying the performance of its obligations hereunder, inter alia acts of God, fire, flood, war, epidemic, destruction of production or transportation facilities, riot or insurrection.

1.17	“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, ministry, agency, commission or other multi-national, federal, state, local or municipal authorities of any nature (including any division, subdivision, department, bureau, branch, office or council) in the Territory and/or in the country of Manufacture. As used herein, Governmental or Regulatory Authority includes but is not limited to the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”).

1.18	“Intellectual Property Rights” means Patents, Know-How, registered trademarks, trademark applications, unregistered marks, trade dress, trade secrets, know how, copyrights, and database rights.

1.19	“Know How” means any tangible and intangible information, documentation, data, results, materials, discoveries, improvements, inventions (whether patentable or not), compositions of matter, processes, methods, knowledge, formulations and trade secrets, in each case that either party treats or has treated Confidential Information.

1.20	“Law” mean any law, statute, rule, regulation, guideline (including current good manufacturing practices), ordinance or other pronouncements of any Governmental or Regulatory Authority that may be in effect from time to time in any country or jurisdiction in the Territory and/or in the country of Manufacture.

1.21	“Licensed Technology” means an exclusive license to any and all RLS Know-How concerning manufacturing, non-clinical, the clinical and regulatory data derived from RLS’s MAb materials, and any and all manufacturing, stability, non-clinical, clinical and regulatory data and references to licenses or certifications as required to support ANEW’s regulatory applications and Marketing Authorizations of the API and/or Finished Products in the Territory.

1.22	“Losses” means any and all damages, fines, fees, reasonable fees of attorneys, and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

1.23	“Manufacture” means all activities directed to the manufacture, receipt, incoming inspections, storage and handling of raw materials and the manufacture, processing, formulation, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), supplying, shipping, delivery and release of any API, including process development and test method development in connection with such activities or scale up thereof, (in each case, whether for purposes of Development or Commercialization of the Product ) and in accordance with Governmental or Regulatory Authority requirements or guidelines for current good manufacturing practices (“GMP”) in ANEW Territory. “Manufacturing” shall have the correlative meaning.

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1.24	“Marketing Authorization” means the official authorization based on the submitted Dossier, CTD, BLA or Stand-Alone to market and sell the Finished Products in the Territory as granted by the. appropriate Governmental or Regulatory Authority.

1.25	“Net Sales” means with respect to Finished Product, its gross sales, less: the amount of sales generated after deducting returns, allowances for damaged or missing· goods, and any discounts actually granted, any credits actually given and, provided the amounts are separately charged on the relevant invoice; net sales as reported on ANEW’s financial statements is a net sales number, reflecting these deductions.

1.26	“Patent” means (a) any patent, re-examination, reissue, renewal, extension, supplementary protection certificate and term restoration, any confirmation patent or registration patent or patent of addition based on any such patent, (b) any pending application for patents, including provisional, converted provisional, continuations, continuations in-part, divisional and substitute applications, and inventors’ certificates, (c) all foreign counterparts of any of the foregoing, and (d) all applications claiming priority to any of the foregoing.

1.27	“Representatives” means a Party and its Affiliates and their directors, officers, employees, agents, independent contractors and advisors.

1.28	“RLS Product” means the RLS MAb products known and named in the industry as rituximab, trastuzumab, and bevacizumab.

1.29	“RLS Territory” means those countries which are not covered under the Territory.

1.30	“Royalty” is a fixed fee on Net Sales of Finished Products that is payable to RLS on a quarterly basis, based on sales in the Territory.

1.31	IIStand-Alone” means a new drug application such as a BLA submitted in the U.S. under FDA 351(a) regulations, and also considered as a “Full CTD application” as in a new drug application in Europe and other market Territories. For the avoidance of doubt, a drug submitted under a Stand-Alone or BLA is not a Biosimilar.

1.32	“Sublicensee” means any Third Party that is not an Affiliate of ANEW notified by ANEW to RLS in writing to whom ANEW has granted a license under this Agreement to Develop and Commercialize Finished Products using API.

1.33	“Sublicense Fees” means the consideration received by ANEW from Sublicensees, including up-front payments, marketing, distribution, franchise, option, license or documentation fees, and milestone payments, but excluding royalty payments on Net Sales.

1.34	“Supply Agreement” means the definitive agreement to be entered into by the Parties under which RLS will Manufacture and supply API to ANEW.

1.35	“Technology Transfer” means the transfer of licensed technology which includes process of transferring skills, knowledge, technologies, documentation, methods of Manufacturing API and/or formulations, documentation, and process qualification data available for the API and Finished Product all critical-to-quality API and Finished Product attributes and process parameters, process capabilities, Manufacturing and process controls, quality systems processes and infrastructure, and other items as described in ICH Q10 guidelines.

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1.36	“Term” means the Initial Term and any Renewal Term, as such are defined in Section 10.1.

1.37	“Territory” means all the countries listed in Appendix 1.

1.38	“Third Party” means any legal entity other than the Parties and their Affiliates.

2.	Rights Granted to ANEW from RLS

2.1	Subject to, and in accordance with the terms and conditions of this Agreement, RLS hereby grants royalty bearing exclusive license to ANEW and its Affiliates, the exclusive right and license to Develop, Manufacture .and Commercialize Finished Product based on API, with the right to sublicense, in ANEW’s or Agents’ trade dress and under ANEW’s or Agents’ trademarks, in the Field of Use and in the Territory during the Term of the Agreement. ANEW shall be responsible and liable to RLS for the duties and obligations of any Affiliates, sublicensees and Agents hereunder, and any act or omission of ANEW’s Affiliate, sublicensees and Agents would deemed to be a breach by ANEW of this Agreement.

2.2	ANEW may use the Licensed Technology, including the right to use and reference the Dossier, for the exclusive purpose of Development, and for obtaining Marketing Authorizations in each country of the Territory either in its own name, or in the name of its Affiliates.

2.3	ANEW may commercialize the Products in the Territory through its Agents.

2.4	Additional countries may be added to the Territory on a case-by-case basis and agreed to in writing by both Parties. In addition, the Parties agree to negotiate in good faith a co-marketing agreement for RLS Product in countries in the RLS Territory, subject to consent by existing partners in those countries.

2.5	ANEW shall not without RLS’s prior written consent use the Licensed Technology for the purpose of applying for Marketing Authorizations for the Finished Product in countries outside the Territory.

3.	Consideration

3.1	Upfront License Fees.

(a)	Anew has paid RLS USO 100,000 upon signing of the binding Letter of Intent.

(b)	Anew shall pay $100,000 per Product (Total USO 300,000 for three) Finished Product, upon full execution of this Agreement.

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3.2	Milestone Payments. ANEW shall immediately make payments to RLS as set forth in the table below, upon achieving the respective milestones by Anew or its Affiliates, sublicensee and Agents, each such payment to be made in accordance with the milestone achievement by the stated estimated finish date for each Finished Product:

Milestone Event		Milestone Payment (USD Per Finished Product)	Rituximab Estimated Finish Date	Bevacizumab Estimated Finish Date	Trastuzumab Estimated Finish Date

(a)	Upon submission of the Marketing Authorization application to the FDA.	$250,000	03/15/18	03/15/19	12/30/19

(b)	Upon submission of the Marketing Authorization application to EMA.	$100,000	03/15/18	03/15/19	12/30/19

(c)	Upon receipt of written notification of Marketing Authorization in the USA by FDA	$3,000,000	03/15/19	03/30/20	12/30/20

(d)	Upon receipt of written notification of Marketing Authorization under the centralized procedure by EMA	$2,000,000	03/15/19	03/30/20	12/30/20

(e)	Upon Marketing Authorization in Canada.	$500,000	03/15/19	03/30/20	12/30/20

(f)	Upon Marketing Authorization in Mexico.	$300,000	03/15/18	09/15/19	12/30/20

(g)	Upon Marketing Authorization in Israel.	$200,000	03/15/18	03/15/20	12/30/20

(h)	Within 30 days of achieving Net Sales of $20,000,000 or more in the USA.	$2,000,000	03/15/20	03/30/21	12/30/20

(i)	Within 30 days of achieving Net Sales of $10,000,000 or more in Europe( which includes consolidated sales of all countries in EU)	$1,000,000	01/15/20	12/30/20	12/30/22

(U)	Within 30 days upon achieving Net Sales of $100,000,000 in the Territory, paid only once upon the first occurrence of this milestone.	$10,000,000	01/15/25	06/30/25	12/30/25

For the avoidance of doubt, the Estimated Finish Dates provided for each Milestone Event are estimates only. If achievement of development milestones is delayed beyond the Estimated Finish Date set forth above and in more detail in Appendices 2, 3 and 4, ANEW will make the payments to RLS for the respective milestones within twelve (12) months from the Estimated Finish Date. Estimated Finish Dates may be amended from time to time based on mutual written consent. Time is the essence of the contract.

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3.3	Royalty Payments and Reports

(a)	ANEW agrees to pay RLS, on a quarterly basis, an annual royalty of 5% on Net Sales of Finished Products for that quarter, in the Territory.

(b)	ANEW shall submit a written statement within thirty (30) days from the end of relevant quarter, summarizing full and accurate accounting to include at least the following information on a country by country basis:

(i)	Quantities of each Finished Product sold (by country) by ANEW, its Agents and any Sublicensees;

(ii)	Total sales for each Finished Product (by country);

(iii)	Names and addresses of Sublicensees of ANEW and its Agents;

(iv)	Total royalties and any other payment due and payable to RLS.

3.4	Sublicense Fees. In the event ANEW decides to sublicense any of ANEW’s rig’hts under any of the API or Finished Products, ANEW shall pay RLS the following percentage of Sublicense Fees based on the timing of entering into the sublicense per the following milestones:

	Event	Sublicense Fee

(a)	API or Finished Product is sublicensed to a Third Party prior to starting pivotal, randomized Phase III registration studies, irrespective of it being a stand-alone Finished Product or a Biosimilar Product.	80%

(b)	API or Finished Product is sublicensed during Phase III studies irrespective of it being a stand-alone product or a Biosimilar Product.	60%

(c)	API or Finished Product is sublicensed after completion of Phase III studies but prior to market approval irrespective of it being a stand-alone product or a Biosimilar Product.	40%

(d)	API or Finished Product is sublicensed after market approval is obtained by ANEW’s funding and Development efforts irrespective of it being a stand-alone Finished Product or a Biosimilar Product.	20%

Further for the avoidance of doubt, the Sublicense Fees will be in addition to the consideration as defined in Sections 3.1, 3.2 and 3.3 above. All payments made by ANEW to RLS under Sections 3.1, 3.2, 3.3 & 3.4 will be non-refundable.

3.5	Records and Audit Rights. ANEW shall maintain and cause its Affiliates, sublicensees and Agents to maintain, complete and accurate books and records containing all particulars that may be necessary for the purpose of verifying the amounts payable to RLS under this Agreement. Upon reasonable prior notice to ANEW, ANEW shall provide RLS with access to all books and records relating to the Net Sales of Finished Products by ANEW and its Affiliates, sublicensees and Agents to conduct a review or audit of those books and records. Access to ANEW’s books and records shall be made available at least once each calendar year, during normal business hours. If RLS determines that ANEW has underpaid any royalty due by five percent (5%) or more, then ANEW shall pay to RLS promptly the costs and expenses of RLS and its accountants in connection with their review or audit, in addition to such underpayment. If such audit shows a discrepancy in ANEW’s favor, then ANEW may credit the amount of such discrepancy against subsequent amounts owed tci RLS. Each Party will pay its own audit expenses as needed. On an Annual basis ANEW will provide a statement showing Finished Product wise (for each country) royalty payable and royalty paid under this agreement duly certified by their statutory auditors.

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3.6	Taxes. • Each party is responsible to pay its own taxes on earnings resulting from this License Agreement, including taxes on said fees and milestone payments payable under. this License Agreement. All amounts of fees and milestones payable under this Agreement shall not include any taxes now or hereafter levied. RLS shall be responsible for all of such taxes on fees and milestone payments made to RLS. If ANEW has the legal obligation to pay and/or remit taxes due on payments owed to RLS pursuant to this Agreement, then ANEW shall pay such taxes, deduct the taxes paid from the amounts owed to RLS, and shall remit the remaining amount to RLS. ANEW will pay its taxes on earnings made from sales in its Territories. RLS will pay its relevant taxes on earnings i.e. fees, milestones and royalty payments remitted to RLS by ANEW as a result of this License Agreement. ANEW shall provide RLS with original or certified copies of all receipts or other evidence of tax payments made to applicable tax authorities relating to this Agreement, within the time periods as required by applicable law. RLS and ANEW shall cooperate in obtaining any favorable tax treatment for the Parties with respect to tax amounts payable under this Agreement subject to compliance with all applicable laws and double tax treaties.

3.7	Currency; Exchange Rate. All payments to be made by ANEW to RLS under this Agreement shall be made in U.S. Dollars. In the case of royalties on sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars due RLS shall be at the exchange rate on the last business day of the calendar quarter to which such royalty payment relates as published in the Wall Street Journal or successor print or electronic journal.

3.8	Payments are due within 15 days upon achievement of Milestone or quarterly royalty payments. Payments by ANEW for API under this agreement and the Supply Agreement should be made within 30 days of ANEW’s receipt of invoice. In the event any amount payable by ANEW to RLS is not paid when due, such outstanding payment shall accrue interest from the date such payment is due through and including the date upon which full payment is made at a rate equal to one and one-half percent (1.5%) per month; in each case calculated on the number of days such payment is delinquent, compounded monthly

3.9	Bank/Wire Fees. To the extent that any payments made pursuant to this Agreement result in any bank or wire processing fees, Each party shall pay their own bank charges in their country.

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4.	Development

4.1	General Requirements. ANEW agrees to raise and allocate financing specifically to fund the Development and Commercialization of Finished Products in the Territory and to perform the following:

(a)	Develop Finished Products in the Territory and execute the marketing approvai and Commercialization plans for Finished Products within the estimated timelines set forth in Appendix 2 and Appendix 3, using its employees, experienced consultants and advisors;

(b)	Contract with RLS for API Manufacturing that is fully GMP compliant and acceptable for regulatory approval for API, ih the Territory; and

(c)	Provide quarterly reports and updates to RLS on the progress made in ANEW’s Development and Commercialization efforts and all post-marketing activities in the Territory.

For the avoidance of doubt, any ANEW financing activities shall be in ANEW’s sole discretion.

4.2	Technology Transfer. RLS will provide all necessary personnel and documentation to enable a Technology Transfer to replicate RLS API manufacturing and/or formulation/fill finish manufacturing process to ANEW or a CMO designated by ANEW to manufacture and supply clinical API and formulation and commercial supply of API and Finished Product for Commercialization of Finished Products in the Territory. The cost of such Technology Transfer will be discussed and agreed between the Parties in good faith based on RLS estimated actual costs and expenses, including manpower expenses, for such Technology Transfer. For the sake of clarity the technology transfer of API manufacturing process by RLS to ANEW or a CMO, is subject to RLS unable to. manufacture and supply API under the conditions set forth in section 2.2 (a) of Supply Agreement.

4.3	Development Milestones, Estimated Timelines and Funding. The estimated development timelines, milestones and budgeted funding requirements for each Finished Product are set forth in Appendix 2 for rituximab, Appendix 3 for bevacizumab, and Appendix 4 for trastuzumab as an antibody or antibody-drug conjugate (“ADC”). ANEW will provide all funding for Development of the Finished Products in the Territory and any other countries added to the Territory after the Effective Date.

4.4	Access to Data.

(a)	During the Term, RLS shall provide to ANEW access to the data for the purpose of furthering the manufacturing, testing, Process Development and Validation of the Manufacturing of API and RLS Finished Products. Such data may include Manufacturing and test records, stability data, non-clinical studies, clinical trials, regulatory and additional Manufacturing data contained in the dossier submitted for registration of Finished Product (s) in India.

(b)	During the Term, each party shall provide the other party periodic access to any and all data for the purpose of furthering the development of the Licensed Technology, API or Finished Product. Such data may include formulation studies, stability studies, product characterization, other non- clinical studies, clinical trials, regulatory, post-marketing, quality and manufacturing data by either party.

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(c)	ANEW will provide all clinical and regulatory data developed in the Territory to support RLS in the registration of Products outside the· Territory for co-marketing purposes. RLS can license and use .these data for market approvals in countries outside of the ANEW Territory.

(d)	RLS will provide to ANEW all non-clinical, clinical, manufacturing, quality control and any other data generated by RLS in their Dossier or CTD in a timely manner. ANEW shall link and modify as needed the completion of its developmental milestones and subsequent payments as per Section 3.2 to RLS, with the data to be provided by RLS. The completion timelines of both Parties must be considered and adjustments made to the mHestone and payment schedule by both Parties is based on the availability of such data.

5.	Manufacturing and Supply

All provisions relating to the Manufacture of API shall be set forth in the Supply Agreement to be executed by the Parties simultaneously with this Agreement.

6.	Representations and Warranties

6.1	RLS represents and warrants to and for the benefit of ANEW and its Affiliates as follows:

(a)	RLS has the right to grant ANEW and its Affiliates the right to use the Licensed Technology and Dossier for regulatory approval in the Territory.

(b)	To the best of its knowledge RLS believes that the Licensed Technology is true and complete and there is no other fact or matter relating to this Agreement not disclosed to ANEW which might reasonably affect ANEW or the Manufacture of API, Commercialization or use of the Finished Products in the Territory.

(c)	RLS is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder.

(d)	The execution and delivery by RLS of this Agreement and its performance of its obligations do not constitute a default or require any consent under any other contractual obligation of RLS.

(e)	This Agreement constitutes a legal, valid and binding obligation of RLS, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor’s rights.

6.2	ANEW represents and warrants to and for the benefit of RLS and its Affiliates as follows:

(a)	ANEW is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder.

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(b)	The execution and delivery by ANEW of this Agreement and its performance of its obligations hereunder have been duly and validly authorized.

(c)	This Agreement constitutes a legal, valid and binding obligation of ANEW, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor’s rights.

(d)	All necessary consents, approvals, registrations, and authorizations of all governmental authorities and other persons and entities required of ANEW and its Affiliates/Sublicenses in connection with this Agreement have been obtained.

(e)	ANEW will be responsible and liable to RLS in the event that ANEW and any of its Affiliates, sublicensees or Agents fail to make the payments due and payable to RLS.

(f)	ANEW shall be responsible and liable to RLS for the duties and obligations of any of its Affiliates, sublicensees and Agents hereunder, and any act or omission of an Affiliate would deemed to be a breach by ANEW of this Agreement.

7.	Marketing Authorizations

7.1	ANEW shall be responsible for Development and applying for Marketing Authorizations as a standalone BLNCTD or as a Biosimilar Product in the Territory either in the name of ANEW or its Affiliates or Agents. The Market Authorizations and approvals in the Territory will be owned by ANEW, and all rights to the Marketing Authorizations shall belong to ANEW or its Affiliates or Agents as applicable.

7.2	RLS shall provide ANEW and its Affiliates with any and all assistance in order to enable ANEW and its Affiliates to obtain and maintain the Marketing Authorizations, including but not limited to answering inquiries, letters of access to the active pharmaceutical ingredient and providing samples and validated GMP processes of making the API and/or Finished Products as required by the Governmental or Regulatory Authority. ANEW shall inform RLS when the application for the Marketing Authorization is submitted and Marketing Authorization granted, and will provide RLS with a copy of the Marketing Authorization as well as the renewals thereof. RLS does not warrant the approval of the Market Authorization in each country of the Territory, but does warrant an “approvable” API Manufacturing section or module of the Marketing Authorization taking into account all feedback provided by the regulatory authorities in writings, discussions, and communications pertaining to GMP manufacturing of API and passing any and all API manufacturing facility inspections associated with Marketing Authorizations.

7.3	ANEW or its Agents may register one or more trademarks and/or trade dress for the Finished Products with the relevant Governmental or Regulatory Authorities in the Territory. RLS acknowledges and agrees that it has no ownership or other interest in such trademarks or trade dress of ANEW or its Affiliates.

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8.	Intellectual Property Rights

8.1	It is understood that there are no Patents submitted by RLS to any patent agency, including the U.S. Patent Office, as of the Effective Date.

8.2	ANEW shall be responsible for granted and enforceable Patents (in particular: the risk of infringements and/or infringement action) of the Finished Product in each of the Territory before launching the Finished Product in the Territory and the related costs will be borne by ANEW. It is understood that RLS will not be responsible for any patent infringement suits arising from the launch of the Finished Products in any country of the Territory.

8.3	At ANEW’s request, RLS shall provide reasonable assistance to ANEW in the event of any Third Party infringement suit filed against ANEW or its Affiliates in any of the country of the Territory and make reasonable efforts to promptly provide ANEW with information, documentation, and personnel knowledgeable of the Development and Manufacture of the Finished Products to the extent that such information is within RLS’s or its Affiliates’ possession and the possession of those parties for which RLS is responsible. RLS shall provide such information at the costs mutually agreed by the Parties.

8.4	Each party shall own any Intellectual Property Rights invented by such party, with ownership following inventorship. lnventorship shall be determined in accordance with United States patent laws. To this end, all Intellectual Property Rights invented by RLS shall be owned by RLS; all Intellectual Property Rights invented by ANEW shall be owned by ANEW; and all Intellectual Property Rights invented jointly by RLS and ANEW shall be jointly owned by the Parties. Each party shall have the right, but not the obligation, to prepare, file, prosecute, defend and maintain Patents claiming such party’s Intellectual Property Rights. The Parties shall jointly coordinate with respect to responsibility for the preparation, filing, prosecution, defense and maintenance of Patents claiming Intellectual Property Rights that are jointly owned, if any, equally sharing all associated costs and fees therefore.

8.5	Any RLS Intellectual Property Rights related to the Licensed Technology or Product that are invented by RLS after the Effective Date pursuant to Section 8.4 shall be included in the rights granted or licensed to ANEW under this Agreement.

9.	Indemnification

9.1	ANEW shall indemnify and hold RLS and its Representatives (the “RLS Representatives”) harmless from any Losses of any kind to the extent arising out of or resulting from (a) a breach by ANEW (or any of its Affiliates, sublicensees or Agents, as applicable) of any ANEW representations, warranties or obligations under this Agreement or non-fulfillment or failure to perform any covenant or agreement made by ANEW in this Agreement; or (b) any other negligent act or omission on the part of ANEW or its Affiliates, sublicenses or Agents; or (c) Third Party claims of patent infringement with respect to the Commercialization of Finished Products in the Territory; or (d) any Third Party intellectual property claim which may arise or result from use by ANEW of ANEW’s trade mark or trade dress.

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9.2	Save to the extent that ANEW is obligated to indemnify RLS Representatives per Section 9.1, RLS shall indemnify and hold ANEW and its Representatives harmless from any Losses of any kind to the extent arising out of or resulting from (a) any breach of RLS’s representations, warranties or obligations under this Agreement, or non-fulfillment of or failure to perform any covenant or agreement made by RLS in this Agreement; or (b) any other gross negligent act or omission on the part of any of the RLS Representatives, except to the extent that such claim or suit is based on negligence, omission or willful misconduct by ANEW, its Affiliates and their employees, agents or . representatives or sublicensees in performing their obligations under this Agreement, including the storage, .handling or delivery of the Finished Product in the. Territory.

9.3	ANEW represents and warrants that prior to commencing clinical trials, it shall obtain and maintain a policy of product liability insurance in relation to the Finished Product that has a liability limit of US$2,500,000.00 per occurrence and US$4,000,000.00 in the aggregate. ANEW shall send a copy of the “Certificate of Insurance” to the RLS upon request. Likewise, RLS shall obtain and maintain a General liability policy in relation to the Manufacturing and testing of API.

9.4	Each party shall notify the other of any claim or potential claim related to the Agreement and shall include sufficient information to enable the other party to assess the facts. Each of the Parties shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent, which consent shall not be unreasonably withheld.

9.5	In no event shall either party be liable to indemnify the other party for any indirect, special or consequential damages and losses in co[lnection with its performance under this Agreement or any breach thereof unless specifically provided for in this Agreement. This, however, does not apply in case of personal injury or gross negligence.

9.6	This Section 9 shall survive expiration or termination of this Agreement.

10.	Term and Termination of this Agreement

10.1	This Agreement shall be effective from the Effective Date and shall remain in force for ten (10) years after the date of Market Authorization on a country-by-country basis in the Territory (“Initial Term”), and may be extended by ANEW, at no additional cost, for an additional ten (10) years (the “Renewal Term”). The Renewal Term shall automatically be triggered unless notice not to extend is provided by ANEW within 180 days prior to the end of the Initial Term. Notwithstanding the foregoing, this Agreement may be earlier terminated by either party as set forth below.

10.2	The Parties agree that this Agreement may be terminated by written notice to the other party at any time whenever any of the following events shall occur:

(a)	If the other party breaches any of the terms of this Agreement and fails to remedy such breach within sixty (60) days after notice requiring it to do so, if the breach is possible of remedy and otherwise the non-breaching party shall have the right to terminate this Agreement subject to thirty (30) days’ prior notice.

(b)	Either party shall be entitled to terminate this Agreement forthwith in case other party ceases to do business, becomes unable to pay its debts when they fall due or a proceeding of bankruptcy or composition shall be instituted against the other party.

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(c)	Any Law renders the performance by a Party of its obligations hereunder onerous or otherwise inexpedient.

(d)	As provided for elsewhere in this Agreement or by applicable Law.

10.3	ANEW may terminate this Agreement in whole or in part on a Product-by-Product basis upon sixty (60) days written notice to RLS in the event that ANEW determines that the Development or Commercialization of any of the Finished Products in countries of the Territory is not commercially viable. Termination by ANEW of one or more Finished Products for whatever reason does not in any way affect or terminate any of the other Products and this Agreement shall continue in effect for such remaining Products.

10.4	If ANEW fails to make any payments due to RLS per this Agreement, RLS shall have the right to terminate the Agreement by giving thirty (30) days prior written notice to ANEW.

11.	Effects of Expiration or Termination

11.1	In the event either party terminates this Agreement in its entirety pursuant to Section 10.2, the rights granted under this Agreement shall be revoked and all sublicenses granted under this Agreement shall automatically terminate.

11.2	In the event ANEW terminates this Agreement in its entirety pursuant to Section 10.2(b), and RLS is unable to assign this Agreement to a Third Party or (b) Section 10.2 (a), which breach cannot be,\; resolved through the dispute resolution process set forth in Section 16 and/or, • RLS is unable to assign this Agreement to a Third Party, the license granted by RLS to ANEW under Section 2.1 shall-become fully paid, perpetual and irrevocable and no further payments by ANEWV to RLS under Section 3 shall be due or payable.•

11.3	In the event ANEW terminates this Agreement pursuant to Section 10.3 in such an event ANEW shall share with RLS all the Finished Product data including pre-clinical, clinical and manufacturing generated by ANEW under this Agreement. .

11.4	In the event RLS terminates this Agreement in its entirety pursuant to (a) Section 10.2(b) and ANEW is unable to sublicense or assign this Agreement to a Third Party or (b) Section 10.2(a), which breach cannot be resolved through the dispute resolution process set forth in Section 16, and/or ANEW is unable to sublicense or assign this Agreement to a Third Party, the license granted by RLS to ANEW under Section 2.1 shall be reverted back to RLS along with the Dossier with no cost or payments due or payable by RLS to ANEW.

11.5	Expiration or earlier termination of this Agreement shall automatically terminate the Supply Agreement.

11.6	ANEW shall return to RLS all documents and materials (and any copies) containing RLS Confidential Information.

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11.7	ANEW will make all the payments due to RLS up to the effective date of expiration or earlier termination of the Agreement.

11.8	As ANEW has paid or will be paying for the Development and the regulatory fees for obtaining the Marketing Authorizations, these shall remain the property of ANEW regardless of termination or expiration of this Agreement, unless otherwise agreed by the Parties in writing.

11.9	In addition to what may be directly stated in this Agreement, the following provisions shall survive expiration or earlier termination of this Agreement: Sections 6 (Representations and Warranties), 8 (Intellectual Property Rights), 9 (Indemnification), 11 (Effects of Termination), 12 (Confidential Information), 16 (Governing Law and Dispute Resolution) and 17 (Miscellaneous Provisions).

12.	Confidential Information

12.1	Each party agrees not to disclose any Confidential Information received from the other party to any Third Parties for five (5) years after having received the information. Notwithstanding the foregoing, ANEW and RLS are allowed to disclose Confidential Information to (a) the appropriate Governmental or Regulatory Authorities in the Territory as necessary for the purposes hereunder, (b) its Representatives, and (c) in the case of ANEW, to its existing and potential investors. Each party shall make its Representatives aware of its obligations of confid.entiality under this Agreement and shall at all times procure compliance by such Representatives hereunder. Either party agrees to exercise due care to prevent unauthorized disclosure of such Confidential Information and to immediately inform the other party of any such unauthorized disclosure.

12.2	The confidentiality undertakings hereunder shall not apply to any such Confidential Information for which the receiving party can demonstrate that all or any part of the Confidential Information:

(a)	is or becomes part of the public knowledge through no fault of the receiving party;

(b)	was in its possession prior to disclosure hereunder and was not acquired from the disclosing party;

(c)	is developed by either party independently from the Confidential Information received hereunder;

(d)	is subsequently obtained from a Third Party who has the lawful right to disclose it;

(e)	is required to be disclosed by Law and/or relevant authorities.

12.3	This Section 12 shall survive termination of this Agreement for the time period stated in Section 12.1.

13.	Publicity

13.1	Each party may disclose this Agreement and the transactions contemplated hereunder as required by applicable Law or stock exchange requirements. With respect to complying with such disclosure requirements of a regulatory agency, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement by any such agency for all sensitive commercial, financial and technical information, including the definitions of Finished Product and Field of Use, and any dollar amounts set forth herein.

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13.2	Neither party shall issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other party, which approval shall not be unreasonably withheld or delayed; provided that, (a) each party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosure or public statements approved by the other party pursuant to this Section 13.2 and which do not reveal non-public information about the other party, or (b) if ANEW of any of its Affiliates is a publicly traded company, such entity may make any press release or public announcement as required by applicable Law or stock exchange requirements, with prior written approval of RLS and such approval will not be unreasonably withheld or delayed.

14.	Force Majeure

14.1	Neither party shall be liable for its failure or delay to perform any obligation under this Agreement to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the rea_sonable control of the respective party (“Force Majeure”), provided that the affected party shall promptly give notice to the other party of such occurrence, and shall move to eliminate the effect thereof to the extent possible and with all reasonable dispatch.

14.2	Without limiting the provisions of Section 14.1, if the performance of any such obligation under this Agreement is delayed owing to an event of Force Majeure for any continuous period of more than ninety (90) days, the Parties will consult with respect to an equitable solution, including the possibility of the termination of this Agreement.

15.	Notices

15.1	Unless otherwise specifically provided herein, all notices served according to this Agreement shall be in writing and in English and shall be personally delivered, mailed by registered mail, or sent by DHL or similar courier requiring signature on receipt, addressed as follows:

RLS:	Reliance Life Sciences Private Limited
Dhirubhai Ambani Life Sciences Center
Thane - Belapur Road
Rabale, Navi Mumbai - 400 701 India

Attention: CEO

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ANEW:	Anew Oncology, Inc.
11052 E Feathersong Lane
Scottsdale, AZ 85255, USA

Attention: CEO

15.2	All notices shall be deemed to have been given upon receipt by a party.

16.	Governing Law and Dispute Resolution

16.1	This Agreement shall be governed by and interpreted under the laws of England and Wales and excluding the United Nations Convention on Contracts for the International Sale of Goods.

16.2	Before either party shall bring any proceedings against the other pursuant to Section 16.3 below, that party shall notify the other in writing of the cause of dispute, and that dispute shall be referred to the CEO of each party, and the CEOs shall try to resolve the dispute. If no resolution is reached within sixty (60) days of such notice, the notifying party shall be free to commence proceedings pursuant to Section 16.3 below.

16.3	In the event that either party shall determine to bring any proceedings against the other arising under or in relation to this Agreement, such proceedings shall be settled· by arbitration in accordance with the provisions of Arbitration of the International Chamber of Commerce then in effect (the “Arbitration Rules”) by one (1) arbitrator appointed in accordance with the said Arbitration Rules. The proceedings shall be in English and shall take place in London, England. This Section 16.3 shall not preclude the right of either party to address any competent Court or Tribunal in respect of obtaining interim measures. The Parties expressly agree to abide by the arbitration award. Each party shall bear its own costs of the arbitration unless the arbitrator otherwise directs.

17.	Miscellaneous Provisions

17.1	Relationship of the Parties. The Parties agree that the relationship of RLS and ANEW established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, partnership or any other relationship. Except as may be specifically provided herein, no party shall have any right, power or authority, nor shall it represent itself as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party, or otherwise act as an agent for the other party for any purpose.

17.2	Assignment. This Agreement may be assigned to Third Parties with the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this Agreement may be assigned without the prior written consent of the other party in the following circumstances:

(a)	By ANEW or RLS an Affiliate on the precondition that the assignee adheres to the obligations of this Agreement and the assigning party shall be jointly and severally responsible for the fulfillment of the assignee’s duties and obligations;

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(b)	By ANEW or RLS if it is the subject of a change of control whereby greater than fifty percent (50%) of the outstanding shares of the party is purchased by a Third Party, in which case this Agreement shall fully transfer to the Third Party on the precondition that they will adhere to the obligations of this Agreement; or

(c)	By ANEW to a successor in interest resulting from the sale of all or substantially all of its business to which this Agreement relates.

17.3	Waiver. The waiver by either party of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission by either party in exercising any right that it may have under this Agreement operate as a waiver of any breach or default by the other party.

17.4	Severability. If any section or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence,· validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be constru_ed as if such section of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.

17.5	Entire Agreement. This Agreement, including its Appendices and the Supply Agreement (a) constitutes the final, complete and exclusive statement of the agreement and understanding of the Parties with respect to the subject matter hereof, agreement between the Parties related to the subject matter hereof of thereof, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and (c) supersede, merge and integrate herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between the Parties with respect to the subject matter hereof or thereof.

17.6	Amendment. No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing and signed by each party.

17.7	Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, or Appendices shall refer to the particular Article, Section, or Appendix of or to this Agreement and references to this Agreement include all Appendices hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (c) the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Appendices); (d) the word “or” shall have its inclusive meaning identified with the phrase “and/or;” (e) the words “will” and “shall” shall have the same obligatory meaning; (f) provisions that require that a party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; and (h) words using the singular or plural number also include the plural or singular number, respectively.

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17.8	Compliance with Law. Each party shall conduct its activities under this Agreement in accordance with Law and good business practices. Furthermore, each party represents, warrants and agrees that it has been at all times and will continue to be in compliance with all potentially applicable anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K.’s Bribery Act 2010. Each party represents, warrants and agrees that no bribes, payments, kickbacks, gifts, hospitality, donations, loans, or anything of value have been or will be made or received, offered, promised, or authorized, directly or indirectly, to improperly influence any act or decision of any person or entity, induce any person or entity to do or omit to do any act in violation of any person’s or entities’ lawful duties, or secure any improper advantage.

17.9	Language. This Agreement has been written and negotiated and will be interpreted in the English language.

17.10	Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.11	Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.

17.12	Remedies. Except to the extent that remedies are expressly limited in this Agreement, each party is entitled to all the remedies available to it in law and in equity. The Parties do not intend the identification of a particular remedy to limit a party to that remedy, unless the language clearly states that that the remedy is the sole or exclusive remedy.

17.13	Fees and Expenses. Each party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement.

17.14	Performance by Affiliates. Any rights or obligations of ANEW hereunder may be exercised or fulfilled on a country-by-country basis by the acts or actions of any one or more of the Affiliates of ANEW.

17.15	Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

RELIANCE LIFE SCIENCES PVT LTD		ANEW ONCOLOGY, INC.

/s/ K.V. Subramaniam		/s/ Joseph A Sinkule
Name:	K.V. Subramaniam	Name:	Joseph A Sinkule
Title:	Chief Executive Officer	Title:	Chief ExecutiveOfficer

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Appendices
Appendix 1	Territory
Appendix 2	Development Milestones and Timelines - Rituximab
Appendix 3	Development Milestones and Timelines - Bevacizumab
Appendix 4	Development Milestones and Timelines - Trastuzumab or Antibody- Drug/Toxin Conjugate of Trastuzumab

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Appendix 1 -Territory

List of the countries of the Territory

North America (United States, Mexico, Canada); European countries (to include Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Republic of Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom, Bulgaria, Czech Republic, Hungary, Poland, Romania, Slovakia), and Israel.

The addition of countries to the Territory will be negotiated with RLS and cash and developmental Milestones to be defined on a case-by-case basis.

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Appendix 2 -Development Milestones and Timelines - Rituximab - MabThera or Rituxan (anti-CD20)

Task		Start Date	Finish Date
1	RLS MAb License and Supply Agreements signed -All		11/03/14
2	Attend FDA meeting and receive FDA “official” meeting minutes (in 30 days+ 30 days) -All	01/30/15	02/15/15
3	Correct all API manufacturing deficiencies identified by EMA & FDA to start Phase III - RLS	01/30/15	06/30/15
4	Decision as to develop as “stand-alone” full BLA or Biosimilar in Territories -ANEW	02/15/15	04/15/15
5	Begin to recruit and contract CRO, Sites, and Investigators and Supporting CROs (analytics, central labs, etc) - B-cell lymphoma and rheumatoid arthritis indications; other indications per strategy - ANEW	02/15/15	11/15/15
6	Contract additional sterile fill and finish facility (vials and syringe-filling) -ANEW	03/15/15	06/15/15
7	Mock audit of RLS API manufacturing facilities and processes - RLS/ANEW	04/15/15	06/15/15
8	Contract CRO for running non-clinical studies using GMP product - ANEW	02/15/15	04/15/15
9	Develop Phase III clinical protocol and statistical analysis plan (“SAP”) -ANEW	01/30/15	09/30/15
10	Begin work on IND application/CTA applications -ANEW	01/30/15	09/30/15
11	Site selection and contracting -ANEW	05/15/15	09/30/15
12	Manufacturing and supply of Phase III GMP API and Finished Product -RLS and/or CMO	01/30/15	09/30/15
13	Finish and File IND/CTA with 2 study protocols (adequately powered Phase III non-inferiority)- B-cell lymphoma and RA or other B-cell disease -ANEW	03/15/15	09/30/15
14	Complete 2 studies in 18 months to recruit 600 patients; 2 year study duration) -ANEW	09/30/15	09/30/17
15	Begin to assemble data as eCTD to FDA and EMA for market approval -ANEW, RLS, CMO, CROs	01/15/17	11/30/17

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Task		Start Date	Finish Date
16	Submit pre-BLA meeting package with FDA and EMA with Phase IV REMS program - ANEW	09/01/17	12/15/17
17	Drug Master File for RLS API manufacturing facilities- RLS	03/15/17	03/15/18
18	Prepare 3-5 product validation batches- RLS/CMO	03/15/17	03/15/18
19	Submit eCTD containing PK/PD data, safety database analysis, and data from the 2 Phase III studies - ANEW	09/01/17	03/15/18
20	Complete eCTD submissions of dossier to all countries in Territories -ANEW	09/01/17	03/15/18
21	Market approvals and pharmacovigilence in “first to approve” countries (Mexico, East Europe, etc)-ANEW	09/30/17	06/15/18
22	Market approvals and pharmacovigilence in Western Europe and Canada and U.S. -ANEW	03/15/18	03/15/19
23	Launch and First Commercial Sales - ex-US and ex-EU countries - ANEW	03/15/18	09/15/18
24	Launch and First Commercial Sales - US and EU - ANEW	03/15/19	09/30/19

Assumptions:

●	FDA and EMA need two Phase III efficacy studies for each indication, or approval based on Biosimilar - to be determined.

●	Cancer indication - will need to do PK/PD sub study and efficacy study in B-cell patients - 300 patients 2:1 randomization

●	Rheumatoid arthritis indication - 300 patients, 2:1 randomization.

●	We can use RLS analytical lab and other validated methods to do blood levels and immunogenicity (tech transfer to CRO at mutually agreed commercial terms).

●	We will need to do two Phase III studies of MAb Finished Product in US in 1st indication and 1 efficacy study for 2nd indication.

●	SPA (Special Protocol Assessment) will be granted in the US for both indications (but may not want to go with a SPA?).

●	Phase III can be recruited in 12-18 months, so clinical trials will take 2 years.

●	The stated milestones and timings are estimates only and dependent on many variables, including response times of regulatory authorities, pace of trial center and patient recruitments, and other factors not in ANEW’s control. ANEW retains the right to deviate from the stated dates by up to 12 months as unexpected events or issues may arise. Dates to extended by either company based on such events and understandings.

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Appendix 3 -Development Milestones and Timelines - Bevacizumab-Avastin (anti-VEGF)

Task		Start Date	Finish Date
1	RLS MAb License and Supply Agreements signed - All		11/03/14
2	Attend FDA meeting and receive FDA “official” meeting minutes (in 30 days+ 30 days) -All	06/30/15	10/15/15
3	Correct all API manufacturing deficiencies identified by EMA & FDA to start Phase III - RLS	10/30/15	06/30/16
4	Decision as to develop as “stand-alone” full BLA or Biosimilar in Territories - ANEW	10/15/15	12/15/15
5	Begin to recruit and contract CRO, Sites, and Investigators and Supporting CROs (analytics, central labs, etc) - cancer and macular degeneration indications; other indications per strategy - ANEW	09/15/15	03/15/16
6	Contract additional sterile fill and finish facility (vials and syringe-filling)- ANEW	03/15/15	01/15/16
7	Mock audit of RLS API manufacturing facilities and processes - RLS	04/15/15	06/15/15
8	Contract CRO for running non-clinical studies using GMP product - ANEW	09/15/15	09/15/16
9	Develop Phase III clinical protocol and statistical analysis plan (“SAP”) -ANEW	09/30/15	06/30/16
10	Begin work on IND application/CTA applications - ANEW	01/30/16	06/30/16
11	Site selection and contracting - ANEW	03/15/16	06/30/16
12	Manufacturing and supply of Phase III GMP product - RLS/CMO	09/30/15	06/30/16
13	Finish and File IND/CTA with 2 study protocols (adequately powered Phase III non-inferiority) - cancer and ocular disease -ANEW	06/30/16	12/30/16
14	Complete 2 studies in 18 months to recruit 600 patients; 2 year study duration) -ANEW	01/01/17	06/30/19
15	Begin to assemble data as eCTD to FDA and EMA for market approval -ANEW, RLS GMO, CROs	01/15/18	06/30/19

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Task		Start Date	Finish Date
16	Submit pre-BLA meeting package with FDA and EMA with Phase IV REMS program - ANEW	09/01/18	01/15/19
17	Drug Master File for RLS API manufacturing facilities - RLS	03/15/17	03/15/19
18	Prepare 3-5 product validation batches - RLS/CMO	03/15/17	03/15/19
19	Submit eCTD containing PK/PD data, safety database analysis, and data from the 2 Phase III studies - ANEW	09/01/18	03/15/19
20	Complete eCTD submissions of dossier to all countries in Territories - ANEW	09/01/18	03/15/19
21	Market approvals and pharmacovigilence in “first to approve” countries (Mexico, East Europe, etc)-ANEW	03/15/19	09/15/19
22	Market approvals and pharmacovigilence in Western Europe and Canada and U.S. - ANEW	09/30/19	03/30/20
23	Launch and First Commercial Sales - ex-US and ex-EU countries - ANEW	09/15/19	01/15/20
24	Launch and First Commercial Sales - US and EU - ANEW	01/01/20	06/30/20

Assumptions:

●	FDA & EMA need two Phase III efficacy studies for each BLA indication, or approval based on one Biosimilar study - TBD.

●	Cancer indication - will need to do PK/PD sub study and efficacy study in cancer patients - 300 patients 2:1 randomization

●	Age-related macular degeneration indication with ocular formulation - 300 patients, 2:1 randomization.

●	We can use RLS analytical lab and other validated methods to do blood levels and immunogenicity (tech transfer to CRO at mutually agreed commercial terms).

●	We will need to do two Phase III studies of MAb Finished Product in US in 1st indication and 1 efficacy study for 2nd indication.

●	SPA (Special Protocol Assessment) will be granted in the US for both indications (but may not want to go with a SPA?).

●	Phase III can be recruited in 12-18 months, so clinical trials will take 2 years.

●	The stated milestones and timings are estimates only and dependent on many variables, including response times of regulatory authorities, pace of trial center and patient recruitments, and other factors not in ANEW’s control. ANEW retains the right to deviate from the stated dates by up to 12 months as unexpected events or issues may arise. Dates to extended by either company based on such events and understandings.

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Appendix 4 -Development Milestones and Timelines - Trastuzumab or as an Antibody Drug/Toxin Conjugate (ADC)

Task		Start Date	Finish Date
1	API Supply Agreement and Testing Agreement signed -All		11/03/14
2	Supply trastuzumab to ADC companies for preliminary evaluations - in vitro and in vivo testing - ANEW	12/30/14	12/30/15
3	Conduct GLP pre-clinical data package for IND submission of ADC - RLS (only API manufacturing part) and Covance	12/15/15	06/01/16
4	Attend FDA pre-IND meeting and file IND for Phase 1-11 studies - Dosing, PK and efficacy -ANEW &RLS	12/15/15	06/01/16
5	Scale up manufacturing of ADC - start ICH stability studies - RLS-API/CMO-ADC	06/30/15	06/30/16
6	Start and competed Phase 1-11 study in 20 patients - safety and efficacy -ANEW	06/30/16	06/30/17
7	Develop Phase 11-111 randomized clinical protocol and statistical analysis plan (“SAP”) -ANEW	01/15/17	06/30/17
8	Site selection and contracting - randomized Phase 11-111 in breast cancer -ANEW	09/15/17	12/30/17
9	Manufacturing and supply of Phase III GMP product-API-RLS/CMO-ADC	09/30/16	12/30/17
10	Finish and File IND/CTA with 2 study protocols (adequately powered Phase III efficacy) - breast ca-ANEW	12/30/17	12/30/19
11	Complete 2 studies in 18 months to recruit 200+400 patients; 2 year study duration) - Fast Track - ANEW	12/30/17	12/30/19
12	Begin to assemble data as eCTD to FDA and EMA for market approval - Fast Track -ANEW	06/15/18	12/30/19
13	Prepare 3-5 product validation batches API-RLS/CMO-ADC	03/15/17	06/15/19
14	Submit eCTD containing PK/PD data, safety database analysis, and data from the 2 Phase III studies-ANEW	06/30/19	12/30/19

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Task		Start Date	Finish Date
15	Market approvals and pharmacovigilence in Western Europe and Canada and U.S. - ANEW	12/30/19	12/30/20
16	Launch and First Commercial Sales - US and EU - ANEW	12/30/19	03/30/21

Assumptions:

●	FDA & EMA need two Phase III efficacy studies for each BLA indication, or approval based on one Biosimilar study - TBD.

●	Cancer indication - will need to do PK/PD sub study and efficacy study in cancer patients - 300 patients 2:1 randomization

●	Age-related macular degeneration indication with ocular formulation - 300 patients, 2:1 randomization.

●	We can use RLS analytical lab and other validated methods to do blood levels and immunogenicity (tech transfer to CRO at mutually agreed commercial terms).

●	We will need to do two Phase III studies of MAb Finished Product in US in 1st indication and 1 efficacy study for 2nd indication.

●	SPA (Special Protocol Assessment) will be granted in the US for both indications (but may not want to go with a SPA?).

●	Phase III can be recruited in 12-18 months, so clinical trials will take 2 years.

●	The stated milestones and timings are estimates only and dependent on many variables, including response times of regulatory authorities, pace of trial center and patient recruitments, and other factors not in ANEW’s control. ANEW retains the right to deviate from the stated dates by up to 12 months as unexpected events or issues may arise. Dates to extended by either company based on such events and understandings.

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